Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 16, 2008, accompanying the financial statements of American Realty Capital Trust, Inc. as of December 31, 2007 and for the period from August 17, 2007 (date of inception) to December 31, 2007, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
February 18, 2009